Exhibit 99.1

M-tron Industries, Inc. Reports First Quarter 2025 Results

•	Revenues increased 13.8%, or $1.5 million, to $12.7 million for the three months ended March 31, 2025 from $11.2 million for the three months ended March 31, 2024
•	Net income per diluted share increased $0.03 to $0.56 for the three months ended March 31, 2025 from $0.53 for the three months ended March 31, 2024
•	Backlog increased $9.4 million, or 20.3%, to $55.5 million as of March 31, 2025 from $46.1 million as of March 31, 2024

ORLANDO, Florida (May 13, 2025) — M-tron Industries, Inc. (NYSE American: MPTI) ("Mtron" or the "Company"), a designer and manufacturer of highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, announced its financial results for the three months ended March 31, 2025.

"Mtron delivered another quarter of revenue growth driven by healthy demand across our existing portfolio and the successful introduction of new products," said Cameron Pforr, Mtron Interim Chief Executive Officer. "Our backlog increased significantly during the period and we remain focused on delivering innovative products that strengthen our market position and create sustained value for our stockholders."

"We also successfully completed the distribution of the previously announced dividend of warrants on April 25, 2025, reflecting our ongoing commitment to enhancing stockholder value and providing opportunities for long-term participation in Mtron's future growth," continued Mr. Pforr.

Results from Operations

Revenue was $12.7 million in the first quarter of 2025 compared with $11.2 million in the first quarter of 2024. The increase was primarily due to strong defense product shipments.

Gross margin was 42.5% in the first quarter of 2025 compared with 42.7% in the first quarter of 2024. The decrease is primarily due to higher revenues partially offset by the initial higher manufacturing costs associated with the initial production runs of several new products. In addition, we saw the initial impact this quarter of newly initiated federal tariffs on imports of foreign sourced materials and partially finished goods.

Net income was $1.6 million, or $0.56 per diluted share, in the first quarter of 2025 compared with $1.5 million, or $0.53 per diluted share, in the first quarter of 2024. The increase in revenues discussed above was partially offset by higher manufacturing cost of sales consistent with the growth in revenues and the introduction of new products as well as higher engineering, selling and administrative expenses related to higher research and development costs, higher sales commissions from an increase in revenues, and an increase in corporate expenses consistent with the overall growth in the business.

Adjusted EBITDA was $2.5 million in the first quarter of 2025 compared with $2.3 million in the first quarter of 2024. The increase was primarily due to higher income before income taxes, depreciation, and stock-based compensation partially offset by higher interest income.

Backlog

Backlog was $55.5 million as of March 31, 2025 compared to $47.2 million as of December 31, 2024 and $46.1 million as of March 31, 2024. The increase in backlog reflects several large orders received during the quarter and the continued broad demand for our products.

Impact of Tariffs

In March 2025, Mtron saw the initial impact of the recently announced federal tariffs on the import of goods and materials from outside the United States. Mtron, while a United States-based manufacturer with a great degree of vertical integration, does import some materials from Japan, China, and South Korea and performs some finishing work at our facility in Noida, India. It is difficult to predict the long-term impact of this trade policy on our financial performance. We are working with many of our defense customers on enacting parts of the Federal Acquisition Regulation ("FAR"), which potentially exempt materials received for defense production from entry tariffs. In addition, we continue as always to analyze our supply chain in order to make sure we have redundancy of suppliers and can source from reliable suppliers at the best price possible. To date, we have seen no impact from tariffs on demand for our products.

Warrant Dividend

On April 25, 2025, the Company distributed the dividend of warrants to stockholders of record on March 10, 2025. The warrants are listed on the NYSE American under the ticker "MPTI WS." The warrants may be listed on certain financial websites under the ticker "MPTI WT" or a similar nomenclature.

Pursuant to the Warrant Agreement, the warrants contain the following terms:

•	Five (5) warrants exercisable to purchase one (1) share of common stock;
•	Exercise price of $47.50 per share;
•

Exercisable at the earlier of (i) thirty (30) days prior to April 25, 2028 or (ii) the date on which the average volume weighted average price ("VWAP") of Mtron common stock is greater than or equal to $52.00 per share for the prior thirty (30) consecutive trading day period (the "Acceleration Trigger");

•	Expire at the earlier of (i) April 25, 2028 or (ii) thirty (30) calendar days following Mtron's public announcement of the date of the Acceleration Trigger; and
•	Warrant holders exercising their full allotment of warrants can apply to subscribe for any or all shares of common stock issuable pursuant to any outstanding but unexercised warrants.

For further information, refer to the FAQ on Mtron's Investor Relations website at ir.mtron.com/financials/2025-Warrant-FAQ.

Earnings Call

Management, including Mr. Pforr, will host a conference call with the investment community on Wednesday May 14, 2025, to discuss the Company's first quarter 2025 results and to respond to investor questions.

The call will begin at 10:30 a.m. Eastern Time on Wednesday May 14, 2025, and can be accessed using the dial-in details below:

Toll Free Dial-in Number:	(888) 672-2415
Toll Dial-in Number:	+1 (646) 307-1952
Passcode:	4068751

An archive will be available after the call on the Investor Relations section of Mtron's website at ir.mtron.com, along with Mtron's press release.

About Mtron

M-tron Industries, Inc. (NYSE American: MPTI) was originally founded in 1965 and designs, manufactures and markets highly engineered, high reliability frequency and spectrum control products and solutions. As an engineering-centric company, Mtron provides close support to its customers throughout our products’ entire life cycle, including product design, prototyping, production and subsequent product upgrades. Mtron has design and manufacturing facilities in Orlando, Florida and Yankton, South Dakota, a sales office in Hong Kong, and a manufacturing facility in Noida, India. For more information, visit www.mtron.com.

Cautionary Note Concerning Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the uncertain financial impact of COVID-19 and the Company's financial condition, results of operations, business strategy and financial needs. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words "believe," "expect," "anticipate," "should," "plan," "will," "may," "could," "intend," "estimate," "predict," "potential," "continue" or the negative of these terms and similar expressions, as they relate to Mtron, are intended to identify forward-looking statements.

These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the Company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by Mtron with the Securities and Exchange Commission, including those risks set forth under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K as filed with the SEC on March 27, 2025. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. Mtron undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

###

Contact:

M-tron Industries, Inc. Investor Relations

ir@mtron.com

Cameron Pforr

Interim Chief Executive Officer

M-tron Industries, Inc.

Quarterly Summary

(Unaudited)

	2022				2023				2024				2025
(in thousands)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Revenues	$7,691	$7,064	$8,417	$8,673	$9,367	$10,140	$10,888	$10,773	$11,185	$11,808	$13,214	$12,805	$12,732
Y/Y					21.8%	43.5%	29.4%	24.2%	19.4%	16.4%	21.4%	18.9%	13.8%

Gross margin	37.3%	37.5%	32.4%	35.7%	34.1%	41.6%	42.8%	43.6%	42.7%	46.6%	47.8%	47.2%	42.5%
Y/Y					-8.6%	10.9%	32.1%	22.1%	25.2%	12.0%	11.7%	8.3%	-0.6%

Net income (b)	$619	$486	$503	$190	$553	$1,277	$1,586	$73	$1,486	$1,744	$2,267	$2,139	$1,630
Y/Y					-10.7%	162.8%	215.3%	-61.6%	168.7%	36.6%	42.9%	2,830.1%	9.7%

Adjusted EBITDA (c)	$1,177	$841	$876	$1,114	$1,028	$1,931	$2,336	$2,397	$2,262	$2,523	$3,300	$3,056	$2,502
Y/Y					-12.7%	129.6%	166.7%	115.2%	120.0%	30.7%	41.3%	27.5%	10.6%
(a)	Q1 2022 - Q3 2022 do not include any public company costs as these periods were pre-IPO.
(b)	A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided at the end of this press release.

M-tron Industries, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
(in thousands, except share data)	2025	2024
Revenues	$12,732	$11,185
Costs and expenses:
Manufacturing cost of sales	7,326	6,406
Engineering, selling and administrative	3,393	2,990
Total costs and expenses	10,719	9,396
Operating income	2,013	1,789
Other income:
Interest income, net	111	32
Other (expense) income, net	(10)	42
Total other income, net	101	74
Income before income taxes	2,114	1,863
Income tax expense	484	377
Net income	$1,630	$1,486

Income per common share:
Basic	$0.57	$0.55
Diluted	$0.56	$0.53

Weighted average shares outstanding:
Basic	2,841,357	2,716,202
Diluted	2,906,144	2,784,960

M-tron Industries, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)	March 31, 2025	December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$13,662	$12,641
Accounts receivable, net of reserves of $201 and $182, respectively	6,718	6,842
Inventories, net	9,365	9,509
Prepaid expenses and other current assets	694	760
Total current assets	30,439	29,752
Property, plant and equipment, net	5,397	5,061
Right-of-use lease asset	238	9
Intangible assets, net	40	40
Deferred income tax asset	1,650	1,623
Other assets	1	3
Total assets	$37,765	$36,488

Liabilities:
Total current liabilities	4,573	5,216
Non-current liabilities	41	—
Total liabilities	4,614	5,216

Total stockholders' equity	33,151	31,272
Total liabilities and stockholders' equity	$37,765	$36,488

Non-GAAP Financial Measures

Throughout this press release, including the results from operations, the Company presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements the Company uses are "Non-GAAP financial measures" under SEC rules and regulations. The non-GAAP financial measures the Company presents are listed below and may not be comparable to similarly-named measures reported by other companies. the reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this press release. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

The Company uses the following operating performance measure because the Company believes it provides both management and investors with a more complete understanding of the underlying operational results and trends and our marketplace performance:

Adjusted EBITDA is derived by excluding the items set forth below from Income before income taxes. Excluded items include the following:

•	Interest income
•	Interest expense
•	Depreciation
•	Amortization
•	Non-cash stock-based compensation
•	Other discrete items that might have a significant impact on comparable GAAP measures and could distort the evaluation of our normal operating performance

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Adjusted EBITDA

	Three Months Ended March 31,
(in thousands, except share data)	2025	2024
Income before income taxes	$2,114	$1,863
Adjustments:
Interest income	(111)	(32)
Depreciation	250	219
Amortization	—	5
Total adjustments	139	192
EBITDA	2,253	2,055
Non-cash stock compensation	249	207
Adjusted EBITDA	$2,502	$2,262

The following table is a reconciliation of Adjusted EBITDA to Income before income taxes:

	2022				2023				2024				2025
(in thousands)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Income before income taxes	$794	$592	$614	$595	$719	$1,582	$2,046	$53	$1,863	$2,146	$3,008	$2,758	$2,114
Adjustments:
Interest expense (income)	3	2	1	5	2	5	(1)	(13)	(32)	(44)	(63)	(104)	(111)
Depreciation	148	165	173	185	195	190	192	220	219	220	278	251	250
Amortization	13	14	13	14	13	14	13	13	5	—	—	—	—
Total adjustments	164	181	187	204	210	209	204	220	192	176	215	147	139
EBITDA	958	773	801	799	929	1,791	2,250	273	2,055	2,322	3,223	2,905	2,253
Non-cash stock compensation	219	68	75	96	71	140	86	2,124	207	201	77	151	249
Excess Spin-off costs	—	—	—	219	28	—	—	—	—	—	—	—	—
Adjusted EBITDA	$1,177	$841	$876	$1,114	$1,028	$1,931	$2,336	$2,397	$2,262	$2,523	$3,300	$3,056	$2,502

Adjusted EBITDA margin	15.3%	11.9%	10.4%	12.8%	11.0%	19.0%	21.5%	22.3%	20.2%	21.4%	25.0%	23.9%	19.7%